Exhibit (d)(1)

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CYPRESS SEMICONDUCTOR CORPORATION

RAIN ACQUISITION CORP.

AND

RAMTRON INTERNATIONAL CORPORATION

Dated as of September 18, 2012

i

ii

ANNEXES

Annex A Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 18, 2012 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”), Rain Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), and Ramtron International Corporation, a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, each of the respective Board of Directors of Parent, Purchaser and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby.

WHEREAS, Purchaser has commenced a tender offer (the “Offer”) to purchase all outstanding shares of Company Common Stock (together with the associated Company Rights, for so long as such Company Rights are outstanding) (the “Shares”) and has raised the price per Share it is offering pursuant to the Offer to $3.10 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”).

WHEREAS, on the date of commencement of the Offer, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which contained an offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer was made (collectively with any supplements or amendments thereto prior to the date of the Amended Offer Documents, the “Offer Documents”).

WHEREAS, in furtherance of the Offer and the acquisition contemplated by this Agreement, Parent, Purchaser and the Company shall cooperate to amend the Offer Documents and the Schedule 14D-9 to reflect the terms of this Agreement.

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein, Purchaser shall merge with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent, Purchaser or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be cancelled with no consideration issued in exchange therefor, and other than Dissenting Company Shares) will be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any indication of interest, offer or proposal relating to an Acquisition Transaction from any Person other than Parent or any of its Affiliates.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than a transaction with Parent or any of its Affiliates) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) from the Company of fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company;

(ii) any direct or indirect purchase or other acquisition of fifty percent (50%) or more of any class of equity or other voting securities of one or more direct or indirect Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole;

(iii) any merger, consolidation, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company (as a group) or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in or voting securities of the surviving or resulting entity of such transaction;

(iv) any direct or indirect sale, transfer or disposition of assets (other than in the ordinary course of business) of the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole; or

(v) any combination of the foregoing transactions that results in one of the effects referenced in clause (i) or (ii) above.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d) “Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in the State of California are authorized or required by Law or other governmental action to close.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

(f) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2012 set forth in the Company Form 10-Q.

(g) “Company Board” shall mean the board of directors of the Company.

(h) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(i) “Company Common Stock” shall mean the Common Stock, par value $0.01 per share, of the Company.

(j) “Company Form 10-Q” shall mean the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 (as filed with the SEC on August 3, 2012).

(k) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

(l) “Company Option” shall mean an option to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(m) “Company Option Plans” shall mean the Company 1995 Stock Option Plan, the Company 1999 Stock Option Plan, the Company Amended and Restated 2005 Incentive Award Plan, and the Company 2012 Incentive Award Plan.

(n) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.01 per share, of the Company.

(o) “Company RSUs” shall mean all issued and outstanding units or awards issued under the Company Option Plans or otherwise pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof or compensation otherwise based upon the value of a share of Company Common Stock, in each case upon such holder’s continued service with or employment by the Company or any Subsidiary of the Company and/or upon the satisfaction or attainment of one or more performance milestones.

(p) “Company Stock Awards” shall mean Company Options, Company Restricted Stock and Company RSUs.

(q) “Company Stock Award FMV” shall mean with respect to any Company Stock Award, the number of shares of Company Common Stock subject to such Company Stock Award multiplied by the Offer Price minus, in the case of a Company Stock Award of Company Options, the aggregate exercise price thereof.

(r) “Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and among Parent and the Company dated as of the date hereof.

(s) “Contract” shall mean any legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, or other instrument, commitment, arrangement or understanding of any kind or character, whether oral or in writing, in any such case which is executory in nature and has outstanding performance obligations or under which any liabilities of any kind or nature may exist.

(t) “Delaware Law” shall mean the DGCL and any other applicable Law of the State of Delaware.

(u) “Employee Plan” shall mean (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, independent contractor and consulting agreements, repatriation and expatriation agreements, visas, work permits, as well as all material bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, independent contractor or director of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has or could have any material liability or obligation.

(v) “Environmental Laws” shall mean any and all applicable Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Laws related to product take-back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment and European Union Directive 2002/95/EC on the restriction on the use of hazardous substances and the Administrative Measure on the Control of Pollution Caused by Electronic Information Products, and laws of similar import, all as amended at any time.

(w) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(x) “ERISA Affiliate” shall mean any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

(y) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(z) “Exchange Ratio” shall mean the quotient obtained by dividing (x) the Offer Price by (y) the average of the closing prices of Parent Common Stock as reported on The NASDAQ Global Select Market for the ten (10) trading days ending five (5) trading days prior to the Closing Date.

(aa) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(bb) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization (including Nasdaq), arbitrator or arbitration panel, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.

(cc) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos, excluding however, materials that would otherwise be deemed to be Hazardous Substances that are contained in products typically used for office or janitorial purposes that are properly and safely maintained in accordance with Environmental Laws.

(dd) “Intellectual Property Rights” shall mean rights in any or all of the following: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto including moral and economic rights of authors and inventors, however denominated; (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (v) domain names, domain name registrations and applications therefor; (vi) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), proprietary business, technical and know-how information, and non-public and confidential information; and (vii) any similar or equivalent rights to any of the foregoing (anywhere in the world).

(ee) “IRS” shall mean the Internal Revenue Service or any successor thereto.

(ff) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the directors and executive officers of the Company and those officers of the Company set forth on Schedule 1.1.

(gg) “Law” shall mean any and all applicable federal, state, provincial, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including the Code, ERISA, Environmental Laws and WARN.

(hh) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, criminal prosecution or other legal proceeding pending before any Governmental Authority.

(ii) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other legal restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(jj) “Loan” shall mean any extension of credit (including any commitment to extend credit).

(kk) “Material Adverse Effect” shall mean, with respect to any Person, any fact, circumstance, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect, (x) is or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole or (y) is or would reasonably be expected to have a material adverse effect on such Person’s ability to consummate the Merger in accordance with the terms hereof and applicable Law; provided, however, that no Effects (by themselves or when aggregated with any other Effects) to the extent proximately resulting from the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Effects to the extent proximately resulting from the following (by themselves or when aggregated with any other Effects) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies and operating in the same industries in which such Person operates);

(ii) changes in general conditions in the industries in which such Person and its subsidiaries operate (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such Person operates);

(iii) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), Law or regulatory conditions (or the interpretation thereof by a third party);

(iv) any failure to take any action or the taking of any specific action at the written direction, or with the prior written consent, of Parent (in the case of the Company) or the Company (in the case of Parent or Purchaser);

(v) the taking of any specific action expressly required by this Agreement;

(vi) acts of war, armed hostilities or terrorism (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such Person operates);

(vii) changes in the trading price or trading volume of such Person’s common stock, in and of itself; provided, however, that the exception set forth in this clause (vii) shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Material Adverse Effect;

(viii) Effects primarily resulting from the announcement and pendency of the Merger and the transactions contemplated by this Agreement (including any loss of employees); provided, however, that the exception set forth in this clause (viii) shall not apply to any Effects related to or caused by any Legal Proceedings resulting from the announcement and pendency of the Merger and the transactions contemplated by this Agreement;

(ix) any failure by any Person to meet any public estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any underlying cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); or

(x) stockholder class action, derivative litigation or other Legal Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against such Person arising out of the Merger or any other transactions contemplated by this Agreement.

(ll) “Nasdaq” shall mean the Nasdaq Global Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

(mm) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Laws.

(nn) “Parent Board” shall mean the board of directors of Parent.

(oo) “Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

(pp) “Parent Common Stock Value” means the average of the closing prices of Parent Common Stock as reported on The NASDAQ Global Select Market for the ten (10) trading days ending five (5) trading days prior to the Closing Date.

(qq) “Permitted Liens” shall mean any or all of the following: (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement, (ii) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established to the extent required by GAAP; (iii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business; (iv) undetermined or inchoate Liens, charges and privileges and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever and claimed or held by any Governmental Authority; (v) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority (vi) defects, imperfections or irregularities in title, covenants, easements and rights-of-way (unrecorded and of record) and other similar Liens (or other Encumbrances of any type) on zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (viii) Liens imposed by applicable Law (other than Tax law); (ix) Liens imposed on the underlying fee interest in leased property that are not caused by the Company or any of its Subsidiaries; and (x) non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business.

(rr) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(ss) “Representatives” shall mean, with respect to any Person, any directors, officers, employees, controlled Affiliates and any investment bankers, attorneys, advisors, representatives or other agents of such Person.

(tt) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 or any successor thereto.

(uu) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(vv) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(ww) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(xx) “Superior Proposal” shall mean any offer or proposal (that has not been withdrawn) for a transaction or a series of related transactions providing for the acquisition of all of the outstanding voting securities of the Company which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) is more favorable to the Company’s stockholders (in their capacity as such) than the Offer, the Merger and the transactions contemplated by this Agreement, in each case taking into consideration, in addition to any other factors determined by the Company Board to be relevant, (i) all financial considerations relevant thereto, including conditions in the financial and credit markets, (ii) the identity of the Person(s) making such offer or proposal and the parties providing any of the financing for the transaction contemplated thereby, and the prior history of such Person(s) and sources of financing in connection with the consummation or failure to consummate similar transactions, (iii) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, (iv) the other terms and conditions of such offer or proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such offer or proposal deemed relevant by the Company Board, and (v) any proposal made by Parent in connection therewith or response thereto.

(yy) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law, and including any arrangement for group or consortium relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(zz) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments, addenda or amendments thereto.

(aaa) “WARN” shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local law, including any similar law of a non-U.S. jurisdiction.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Plan	7.11(a)
Agreement	Preamble
Assumed Company Option	3.8(a)
Assumed Company Restricted Stock	3.8(c)
Assumed Company RSU	3.8(d)
Assumed Company Stock Awards	3.8(d)
Amended Offer Documents	2.1(a)(i)
Assets	4.14
Book-Entry Shares	3.9(b)(i)
Capitalization Date	4.4(a)
Certificate	3.9(b)(i)

Term	Section Reference
Certificate of Merger	3.3(a)
Closing	3.2
Closing Date	3.2
Company	Preamble
Company Board Recommendation	7.7(a)
Company Board Recommendation Change	7.7(a)
Company Capitalization Representation	Annex A
Company Disclosure Schedule	Article IV
Company Form 10-K	4.1(b)
Company Insiders	7.14
Company Restricted Stock	3.8(c)
Company Rights	4.16
Company SEC Reports	4.6
Company Securities	4.4(c)
Company Severance Arrangements	7.11(c)
Company Stockholder Meeting	7.5(a)
Continuing Directors	2.4(b)
Continuing Employee	3.8(a)
Consent	4.3(b)
D&O Insurance	7.12(b)
Delaware Secretary of State	3.3(a)
DGCL	Recitals
Dissenting Company Shares	3.7(b)(iv)
Effect	1.1(kk)
Effective Time	3.3(a)
Exchange Agent	3.9(a)(i)
Exchange Fund	3.9(a)(ii)
Expiration Date	Annex A
Indemnified Parties	7.12(a)
Independent Directors	2.4(c)
Material Contract	4.13(a)
Maximum Annual Premium	7.12(b)
Merger	Recitals
Merger Agreement	Annex A
Merger Consideration	3.7(b)(i)
Merger Proposal	7.5(a)
Minimum Tender Condition	Annex A
Non-Continuing Employee	3.8(b)
Offer	Recitals
Offer Conditions	2.1(a)(i)
Offer Documents	Recitals
Offer Price	Recitals
Parent	Preamble
Parent 10-K	5.1(b)
Permits	4.11

Term	Section Reference
Promissory Note	2.5(b)
Proxy Statement	7.4(a)
Purchaser	Preamble
Purchase Time	2.1(c)
Requisite Merger Approval	4.2(c)
Retention Equity Award	3.8(g)
Rights Agreement	4.16
Schedule 14D-9	2.2(b)
Schedule TO	Recitals
Shares	Recitals
Specified Parent Representations	9.1(e)
Subsidiary Securities	4.5(d)
Surviving Corporation	3.1(a)
Tail Policy	7.12(b)
Termination Date	9.1(b)
Termination Fee Amount	9.3(b)(i)
Top-Up Option	2.5(a)
Top-Up Shares	2.5(a)
Unassumed Company Options	3.8(b)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall have the meaning set forth in this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(f) References to “deliver,” “furnish” or “made available” shall mean that such documents or information referenced shall have been delivered to Parent or its Representatives.

(g) Unless otherwise indicated or the context otherwise requires, when reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person.

(h) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(i) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) (i) Provided that this Agreement shall not have been terminated in accordance with Article IX, Purchaser shall, and Parent shall cause Purchaser to, promptly (but in no event later than five (5) Business Days following the date hereof) file with the SEC amended Offer Documents to reflect the terms of this Agreement (as so amended, including any amendments thereto, the “Amended Offer Documents”). The Amended Offer Documents shall include the Offer to purchase all outstanding Shares at the Offer Price. The expiration date of the Offer pursuant to the Amended Offer Documents shall be the tenth Business Day following (and including the day of) the initial filing of the Amended Offer Documents with the SEC. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Annex A (the “Offer Conditions”). Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Annex A), (D) add to the conditions set forth on Annex A, (E) modify the conditions set forth on Annex A in a manner adverse to the holders of Shares, (F) extend the expiration of the Offer except as required or permitted by Section 2.1(a)(ii) or (iii), or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

(ii) Subject to the satisfaction or waiver by Purchaser of the Offer Conditions as of the time of any scheduled expiration of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration and Purchaser shall, and Parent shall cause Purchaser to, immediately accept and promptly pay for all

Shares as they are validly tendered during any subsequent offer period. Purchaser may, without the consent of the Company, (A) extend the Offer for one or more periods of time of up to ten Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived or (B) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act; provided, however, that Purchaser shall not extend the Offer pursuant to clause (A) of this Section 2.1(a)(ii) beyond the Termination Date without the consent of the Company.

(iii) Subject to the terms and conditions of this Agreement, Purchaser shall extend the Offer at the request of the Company on one or more occasions for periods determined by Purchaser of up to ten Business Days per extension (x) if at any scheduled expiration of the Offer all of the Offer Conditions have been satisfied or waived as of any scheduled expiration of the Offer; provided, however, that Purchaser shall not be obligated to extend the Offer pursuant to this clause (x) past the Termination Date; or (y) if required by any Law, rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Amended Offer Documents prior to their filing with the SEC. Parent and Purchaser agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Amended Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto.

(c) Prior to the acceptance for payment of Shares pursuant to the Offer (the “Purchase Time”), Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer and Purchaser shall maintain such funds exclusively for such purpose.

2.2 Company Consent; Schedule 14D-9.

(a) The Company hereby approves of and consents to the Offer.

(b) On the date the Amended Offer Documents are filed with the SEC, the Company shall file with the SEC an amended Schedule 14D-9 (such Schedule 14D-9 as amended on the date of the Amended Offer Documents, together with all amendments and supplements thereto, the “Schedule 14D-9”) reflecting the terms of this Agreement and containing, subject to Section 7.7, the Company Board Recommendation. The Company hereby consents to the inclusion of the Company Board Recommendation in the Amended Offer Documents (it being understood that such consent shall not be deemed to limit the Company Board’s rights under Section 7.7)) and to the inclusion of a copy of the Schedule 14D-9 with the Amended Offer Documents mailed or furnished to the Company’s stockholders. Parent and Purchaser shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The

Company agrees (i) to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) to provide Parent and Purchaser with any comments or responses thereto.

2.3 Stockholder Lists. In connection with the Offer, if not already provided to Parent and Purchaser, the Company shall cause its transfer agent to, promptly (but in any event on or before two days following the date hereof), furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Amended Offer Documents and otherwise to perform its obligations hereunder, Purchaser shall hold all information and documents provided to it under this Section 2.3 in confidence in accordance with the provisions of the Confidentiality Agreement, and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated, Parent and Purchaser shall deliver to the Company all such information and documents (and all copies thereof); provided, however, that in the event of such termination, the foregoing shall not require Parent, Purchaser or any of their respective Representatives to deliver to the Company, or otherwise restrict Parent’s or Purchaser’s right to use, any similar information provided to Parent, Purchaser or any of their respective Representatives prior to the date of this Agreement, which information is subject to the terms of the confidentiality agreement, dated June 21, 2012, between Parent and the Company.

2.4 Directors.

(a) On and after the Purchase Time Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 2.4) and (y) the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. The Company shall also use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Purchaser. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. The Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9. Parent and Purchaser will supply to the

Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.

(b) Following the election or appointment of Purchaser’s designees pursuant to Section 2.4(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement, any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusals to serve, then such actions may be effected by majority vote of the Independent Directors, or, if no Independent Directors are then in office, by a majority vote of the Company Board.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors shall be so composed; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

2.5 Top-Up Option.

(a) The Company hereby grants to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only on the terms and conditions set forth in this Section 2.5, to purchase at a price per share equal to the Offer Price paid in the Offer up to that number of newly issued shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of exercise of the Top-Up Option, shall constitute one share more than ninety percent (90%) of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares; provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Company Common Stock in excess of the number of shares of Company Common Stock authorized and unissued (treating shares held in the treasury of the Company as unissued) and not reserved for issuance at the time of exercise of the Top-Up Option and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any Law or Order. The Top-Up Option shall be exercisable at any one time following the Purchase Time and prior to the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with its terms. The obligation of the Company to issue and deliver the Top-Up Shares upon the exercise of the Top-Up Option is subject only to the conditions that (i) no Legal Restraint (other than any listing requirement of any national securities exchange) that has the effect of preventing the exercise of the Top-Up Option or the issuance and delivery of the Top-Up Shares in respect of such exercise shall be in effect and (ii) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned by Parent and Purchaser constitutes at least one share more than ninety percent (90%) of the shares of Company Common Stock outstanding immediately after the issuance of the Top-Up Shares. The parties hereto acknowledge and agree that, notwithstanding anything to the contrary herein, the failure to obtain approval of the Company’s stockholders of the issuance of Company Common Stock pursuant to the Top-Up Option as a result of applicable stock exchange listing requirements shall not cause any condition of the Offer not to be met. Upon Parent’s written request, the Company shall use its reasonable best efforts to cause its transfer agent to certify in writing to Parent the number of shares of Company Common Stock issued and outstanding as of immediately prior to the exercise of the Top-Up Option after giving effect to the issuance of the Top-Up Shares.

(b) The parties shall cooperate to ensure that the issuance and delivery of the Top-Up Shares comply with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act. In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall give the Company prior written notice, specifying (i) the number of shares of Company Common Stock owned by Parent and its Subsidiaries at the time of such notice and (ii) a place and a time for the closing of such purchase. The Company shall, as soon as practicable following receipt of such notice, deliver written notice to Purchaser specifying, based on the information provided by Purchaser in its notice, the number of Top-Up Shares. At the closing of the purchase of Top-Up Shares, the purchase price owed by Purchaser to the Company therefor shall be paid to the Company by (i) paying in cash, by wire transfer of immediately available funds to an account designated by the Company, an amount equal to not less than the aggregate par value of the Top-Up Shares and (ii) issuance by Purchaser to the Company of a non-negotiable and non-transferable promissory note (the “Promissory Note”). The Promissory Note shall (i) be secured by the Top-Up Shares, (ii) bear compounding interest at three percent (3%) per annum, with principal and interest due one year after the purchase of the Top-Up Shares, (iii) be prepayable in whole or in part without premium or penalty, (iv) be full recourse to Purchaser, (v) shall provide that the unpaid principal amount and accrued interest under the Promissory Note shall immediately become due and payable if Purchaser fails to make any payment of interest on the Promissory Note as provided therein and such failure continues for a period of thirty (30) days or Purchaser files or has filed against it any petition under bankruptcy or insolvency law or makes a general assignment of the benefit of creditors and (vi) have no other material terms.

(c) Parent and Purchaser acknowledge that the Top-Up Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an applicable exemption from registration under the Securities Act. Each of Parent and Purchaser hereby represents and warrants to the Company that Purchaser is, and will be, upon the purchase of the Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

(d) Any dilutive impact on the value of shares of Company Common Stock as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of the fair market value of any Dissenting Shares pursuant to Section 262 of the DGCL as contemplated by Section 3.7(b)(iv).

ARTICLE III

THE MERGER

3.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company in the Merger, the separate corporate existence of Purchaser shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is referred to herein as the “Surviving Corporation.”

(b) If, following the Offer and any subsequent offering period, Parent, Purchaser, or any other direct or indirect Subsidiary of Parent, shall hold at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL.

3.2 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA, on a date and at a time to be agreed upon by

Parent, Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

3.3 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent, Purchaser and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Purchaser and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

3.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

3.5 Organizational Documents.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Ramtron International Corporation”

(b) At the Effective Time, the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation (except that such bylaws shall be amended to reflect that the name of the surviving corporation will be “Ramtron International Corporation”) until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

3.6 Directors and Officers. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the

Effective Time, the officers of Purchaser immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.7 Effect of Merger on Capital Stock of Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, or the holders of any shares of Company Common Stock:

(a) Purchaser Capital Stock. Each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, whereupon each certificate evidencing ownership of such shares of common stock of Purchaser shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Company Capital Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive the Offer Price in cash without interest (the “Merger Consideration”).

(ii) Notwithstanding anything to the contrary set forth in this Agreement, the Merger Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time (it being understood and agreed that the inclusion of this clause (B) shall not be deemed to amend or modify the restrictions set forth in Article VI).

(iii) Notwithstanding anything to the contrary set forth in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, or the holders of any shares of Company Common Stock, each share of Company Common Stock owned by Parent, any Subsidiary of Parent, the Company or any of its Subsidiaries, in each case as of immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iv) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares of

Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.7. Any such stockholder shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s statutory right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 3.9. The Company shall give Parent (x) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in respect of Dissenting Company Shares and (y) the opportunity and right (at Parent’s election) to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent or as required by an Order of a Governmental Authority of competent jurisdiction, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

3.8 Company Stock Awards.

(a) At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time that is not held by a Non-Continuing Employee (each such employee, a “Continuing Employee”) shall be assumed by Parent and shall, by virtue of and contingent upon the Merger and without any action on the part of any such Continuing Employee, be assumed by Parent. Each Company Option so assumed (each, an “Assumed Company Option”) shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Option Plan under which it was granted and any option agreement between the Company and the optionee with regard to such Company Option as in effect immediately prior to the Effective Time, except that (i) each such Assumed Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of (x) the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, with the resulting number rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Option will be equal to the quotient of (x) the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time divided by (y) the Exchange Ratio, with the resulting exercise price per share rounded up to the nearest whole cent. Each Assumed Company Option shall have the additional terms and conditions set forth on Schedule 3.8(a). It is intended that the Assumed Company Options shall qualify following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent that such Assumed Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 3.8(a) shall be applied in a manner consistent with such intent. The conversion and assumption of the Company Options is intended to comply with the regulations and other binding guidance under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(5)(v)(D), and such converted options to purchase Parent Common Stock shall be subject to the same terms and conditions (including vesting schedule, expiration date, exercise provisions and transfer restrictions) as were applicable to the corresponding Company Options immediately prior to the Effective Time.

(b) At the Effective Time, each Company Option outstanding as of immediately prior to the Effective Time that is held by a non-employee director, or by an officer or employee of the Company or an Affiliate of the Company (i) whose employment is not intended by Parent to continue following the Effective Time, as determined by Parent in its sole discretion and communicated to the Company in writing no less than five (5) business days prior to the initial scheduled expiration of the Offer or (ii) who does not accept Parent’s offer of employment prior to the Effective Time (the “Non-Continuing Employees”), whether or not then vested or exercisable (“Unassumed Company Options”), shall, for each share of Company Common Stock subject thereto, by virtue of and contingent upon the Merger and without any action on the part of any holder of such Company Options, be cancelled and converted into and represent the right to receive, as of the Effective Time, an amount of cash equal to the excess, if any, of the Offer Price over the applicable per share exercise price of such Company Option, in each case subject to all applicable Tax withholding requirements. For the avoidance of doubt, if the per share exercise price of an Unassumed Company Option is equal to or greater than the Offer Price, the Unassumed Company Option shall be cancelled at the Effective Time for no consideration.

(c) At the Effective Time, each share of Company Common Stock that is unvested and subject to restrictions as of immediately prior to the Effective Time (“Company Restricted Stock”) that is held by a Continuing Employee shall, by virtue of and contingent upon the Merger and without any action on the part of any holder of such Company Restricted Stock (“Assumed Company Restricted Stock”), be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Option Plan and any restricted stock agreement between the Company and the holder thereof, as in effect immediately prior to the Effective Time, except that such Assumed Company Restricted Stock shall be converted into that number of whole shares of restricted Parent Common Stock equal to the product of the number of shares of Company Restricted Stock outstanding immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down, with respect to each holder of Assumed Company Restricted Stock, to the nearest whole number of shares of restricted Parent Common Stock, and, solely with respect to the terms of this sentence. Effective as of immediately prior to and contingent upon the Effective Time, all vesting criteria and all Company rights of repurchase applicable to each share of Company Restricted Stock that is held by a Non-Continuing Employee shall be waived and all Company rights of repurchase, Company redemption rights, and forfeiture provisions applicable to such shares of Company Restricted Stock shall lapse and be without force or effect.

(d) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time that is held by a Continuing Employee shall, by virtue of and contingent upon the Merger and without any action on the part of any holder of such Company RSU (“Assumed Company RSU,” and collectively with the Assumed Company Options and Assumed Company Restricted Stock, the “Assumed Company Stock Awards”), be assumed by Parent and shall continue to have, and be subject to, the same terms and conditions (including vesting terms) set forth in the applicable Company Option Plan and any restricted stock unit agreement between the Company and the holder thereof, as in effect immediately prior to the Effective Time, except that such Assumed Company RSU shall cover that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Assumed Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock. Effective as of immediately prior to and contingent upon the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time that is held by a Non-Continuing Employee shall, for each share of Company Common Stock subject thereto, by virtue of and contingent upon the Merger and without any action on the part of any holder of such Company RSU, be cancelled and converted into and represent the right to receive an amount of cash equal to the Offer Price, subject to all applicable Tax withholding requirements.

(e) Prior to the Closing, and subject to prior review and approval by Parent (which approval shall not be unreasonably withheld or delayed), the Company shall use its reasonable best efforts to take all actions necessary to effect the transactions anticipated by this Section 3.8 under all Contracts relating to Company Options, Company RSUs and Company Restricted Stock, including obtaining any required consents and delivering all required notices.

(f) Notwithstanding anything herein to the contrary, the Company may not, without the prior written consent of Parent, accelerate the vesting of any Company Stock Awards or unvested shares of Company Common Stock held by a Continuing Employee.

(g) Effective as of the Effective Time, Parent shall grant to each Continuing Employee (other than the Continuing Employees listed on Schedule 3.8(g), if any) holding a Company Stock Award as of the Effective Time (other than any Company Option or portion thereof that is vested as of or prior to the Effective Time), with respect to each Company Stock Award so held by such Continuing Employee (other than any Company Option or portion thereof that is vested as of or prior to the Effective Time), an award of restricted shares or restricted stock units (as determined by Parent in its sole discretion) of Parent Common Stock having an aggregate fair market value (determined by reference to the Parent Common Stock Value) no less than the aggregate Company Stock Award FMV of each such Company Stock Award (each such award of restricted shares and/or stock units a “Retention Equity Award”). Each such Retention Equity Award shall (i) have a vesting schedule equal to the remaining vesting schedule of the

Company Stock Award in respect of which it was granted, (ii) shall continue to vest during the severance period applicable to such Continuing Employee pursuant to any Company Severance Arrangement upon any termination of employment pursuant to which such Continuing Employee is entitled to severance benefits under the terms of such Company Severance Arrangement as in effect on the date hereof and shall, to the extent exercisable as of the date of termination of employment of the holder thereof or as a result of the terms of this clause (ii), remain exercisable during such severance period, and (iii) shall otherwise have such terms and conditions as set forth in Parent’s applicable equity incentive plan and form of award agreement.

(h) The holders of Company Stock Awards and Assumed Company Stock Awards are intended to be third party beneficiaries of the applicable provisions of this Section 3.8, with full rights of enforcement as if a party hereto.

3.9 Exchange Fund; Exchange of Shares.

(a) Exchange Fund.

(i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”) pursuant to an agreement reasonably acceptable to the Company entered into prior to the earlier of (i) date on which, if necessary, Parent and the Company disseminate the Proxy Statement or (ii) the Closing.

(ii) At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the terms and conditions of this Article III, cash in an amount sufficient to pay the Merger Consideration payable pursuant to Section 3.7(b)(i). All cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former stockholders of the Company who are entitled thereto pursuant to Section 3.7.

(b) Exchange Procedures.

(i) Promptly following the Effective Time, Parent and Purchaser shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time (a “Certificate”), and each holder of record of uncertificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) as of immediately prior to the Effective Time, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of Certificates (or Book-Entry Shares) in exchange for the Merger Consideration payable in respect thereof (in accordance with Section 3.7(b)).

(ii) Upon surrender of Certificates for cancellation to the exchange Agent (or upon receipt of an appropriate agent’s message in the case of Book-Entry Shares), together with a letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor the cash amounts such holders are entitled to receive pursuant to Section 3.7(b), and any Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash amounts payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 3.9. Until so surrendered, outstanding Certificates and Book-Entry Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof. Exchange of Book-Entry Shares shall be effected in accordance with the customary procedures in respect of shares represented by book entry on the stock ledger of the Company.

(c) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock, Company Options, and/or Company RSUs such amounts that are required to be deducted or withheld therefrom under United States federal or state, local or foreign Tax law. Parent shall timely pay the amounts withheld to the appropriate Tax authority. To the extent that such amounts are so deducted or withheld and paid out to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, Purchaser, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(e) Termination of Exchange Fund. At the request of Parent, any portion of the Exchange Fund which remains undistributed or unclaimed on the date that is six (6) months immediately following the Effective Time shall be delivered to Parent or its designee, and any holders of the Certificates who have not theretofore surrendered Certificates in compliance with this Section 3.9 shall thereafter look only to Parent for payment of the Merger Consideration payable in respect thereto pursuant to Section 3.7(b).

3.10 No Further Ownership Rights in Company Common Stock. Subject to the provisions of Section 3.7, from and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof pursuant to Section 3.7(b) upon the surrender thereof in accordance with the provisions of Section 3.9. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article III.

3.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration that is payable in respect thereof pursuant to Section 3.7(b); provided, however, that Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct (consistent with market practice) as an indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.12 Tax Treatment. The Merger is intended to constitute a taxable transaction for U.S. federal income tax purposes.

3.13 Taking of Necessary Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the directors and officers of the Company and Purchaser shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Reports filed with the SEC prior to the date hereof (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) and only to the extent reasonably apparent from the disclosure therein, the Company hereby represents and warrants to Parent and Purchaser as follows:

4.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets. The Company is not in violation of its certificate of incorporation or bylaws, and the Company has not been in violation of its certificate of incorporation or bylaws at any time in the past five (5) years.

(b) The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The copies of (i) the certificate of incorporation of the Company that is filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Company Form 10-K”) and (ii) the bylaws of the Company that are filed as an exhibit to the Current Report on Form 8-K filed by the Company on June 18, 2012 are complete and correct copies thereof as in effect on the date hereof.

4.2 Corporate Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to obtaining the Requisite Merger Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company other than, in the case of the consummation of the Merger, (i) the filing with the SEC of a proxy statement with respect to and obtaining the Requisite Merger Approval and (ii) the filing of the Certificate of Merger as required by the DGCL, and no additional corporate or other actions or proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held on or prior to the date hereof, the Company Board unanimously (i) determined that this Agreement, the Offer and the Merger are advisable, (ii) determined that this Agreement is fair to, and in the best interests of, the Company’s stockholders, (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations set forth herein and the consummation of the Merger and the transactions contemplated hereby upon the terms and conditions set forth herein, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and approve the Merger Proposal at the Company Stockholder Meeting. As of the date hereof, the Company Board has not rescinded or modified in any way the foregoing determinations and actions.

(c) Assuming that the representations of Parent and Purchaser set forth in Section 5.5 are accurate, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, in favor of the Merger Proposal (the “Requisite Merger Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement and consummate the Merger.

4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation of the Offer, the consummation by the Company of the Merger and the compliance by the Company with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or other equivalent charter documents of any of the Company’s Subsidiaries, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) subject to obtaining the Requisite Merger Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the rules and regulations of Nasdaq, (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with any applicable requirements of any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) fifty million (50,000,000) shares of Company Common Stock, and (ii) ten million (10,000,000)

shares of Company Preferred Stock. As of the close of business on August 31, 2012 (the “Capitalization Date”): (A) thirty-five million four hundred six thousand six hundred three (35,406,603) shares of Company Common Stock were issued and outstanding, of which one million two hundred six thousand five hundred eighty-one (1,206,581) were unvested and subject to a right of repurchase as of such date, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. As of the close of business on the Capitalization Date, with respect to the Company Option Plans, there were (A) outstanding Company Options to purchase or otherwise acquire four million six thousand five hundred ninety-six (4,006,596) shares of Company Common Stock, of which three million one hundred six thousand seven hundred eleven (3,106,711) were exercisable or vested as of such date, and (B) outstanding Company RSUs with respect to one hundred sixty-four thousand eight hundred forty-eight (164,848) shares of Company Common Stock, and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock, other than as permitted by Section 6.2(b). Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of Company Capital Stock, other than as permitted by Section 6.2(b). All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved three million eight hundred seventy thousand seventy-six (3,870,076) shares of Company Common Stock for issuance under the Company Option Plans. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option. All grants of Company Options and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Laws and the Company Option Plans and have been properly accounted for in accordance with GAAP on the Company’s audited financial statements.

(c) Except as set forth in this Section 4.4, as permitted by Section 6.2(b) or as related to the Top-Up Option, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no commitments or agreements of any character to which the Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Stock as a result of the Offer or the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

4.5 Subsidiaries.

(a) A complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company is set forth in Exhibit 21.1 to the Company Form 10-K. Except for the Subsidiaries, securities and other interests held in a fiduciary capacity and beneficially owned by third parties, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries has the requisite corporate or other applicable power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable charter governing documents.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized and validly issued and are fully paid, nonassessable and are free of preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business in substantially the same manner as such businesses are presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.6 SEC Reports; Other Reports.

(a) The Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws since January 1, 2007 (all such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) complied as of its filing date, in all material respects as to the form of the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to any of the Company SEC Reports.

(b) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2007, with any Governmental Authority (other than the SEC) and have paid all fees and assessments due and payable in connection therewith, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

4.7 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and they have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) The Company has established, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance that prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements. Except as disclosed in Company SEC Reports filed with the SEC from and after the filing of the Company 10-K, neither the Company nor any of its Subsidiaries (including any employee thereof) nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as defined in Rule 13a-15-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of clauses (A) and (B).

(c) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported to the Company Board or any committee thereof or to any director or executive officer of the Company (i) evidence of a material violation of securities laws or (ii) breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(e) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(f) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act that apply to the Company and the applicable listing and corporate governance rules of Nasdaq, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent, matured, unmatured or otherwise) that are required to be set forth on a balance sheet (including the notes thereto) pursuant to GAAP, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet as filed with the Company Form 10-Q, (b) liabilities incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (c) liabilities contemplated by this Agreement, or (d) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

4.9 Absence of Certain Changes. Since the date of the Company Balance Sheet through the date of this Agreement there has not been or occurred any Material Adverse Effect on the Company.

4.10 Compliance with Laws and Orders. The Company and its Subsidiaries are in compliance in all respects with all applicable Laws and Orders, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.11 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspension or cancellation that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.12 Litigation; Orders; Regulatory Agreements.

(a) Except for Legal Proceedings described in the Schedule 14D-9, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective properties that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.13 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean any Contract by which the Company or any of its Subsidiaries is a party or is bound and which is required to be disclosed in the Company SEC Reports pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

(b) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.14 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all respects as presently conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for defects in title that would not, individually or in the aggregate, result in a Material Adverse Effect on the Company. Nothing in this Section 4.14 will be deemed to be a representation or warranty by the Company with respect to any intellectual property or Intellectual Property Right.

4.15 Intellectual Property.

(a) The Company and its Subsidiaries own all right, title and interest in all Company Intellectual Property, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company.

(b) To the Knowledge of the Company, neither the Company or any of its Subsidiaries nor any of their respective businesses, operations, products or services is infringing or violating the Intellectual Property Rights of any third Person, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.16 State Anti-Takeover Statutes; Rights Agreement. Assuming that the representations of Parent and Purchaser set forth in Section 5.5 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Merger or the Offer. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the Offer. The Company has taken all action necessary to render the rights (“Company Rights”) issued pursuant to the Rights Agreement dated as of April 19, 2001 and amended as of March 2, 2011, between the Company and Computershare Trust Company, N.A. (the “Rights Agreement”) inapplicable to the Offer, the Merger and this Agreement and the transactions contemplated hereby.

4.17 Brokers. Except for Needham & Company, LLC (a true and correct copy of whose engagement letter will be made available to Parent prior to the Purchase Time), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s brokerage, finder’s or any other fee or commission in connection with the transactions contemplated by this Agreement.

4.18 Opinion of Financial Advisor. The Company has received the written opinion of Needham & Company, LLC to the effect that as of the date of this Agreement and based upon and subject to the matters set forth in such opinion, the Offer Price and the Merger Consideration to be received by holders of shares of Company Common Stock (other than Parent, Purchaser and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders and such opinion has not been withdrawn, revoked or modified in any respect.

4.19 Compensation Actions. All compensatory and similar arrangements that the Company or any of its Subsidiaries have made or entered into on or prior to the date hereof, including any such arrangements whereby payments have been, or may be or become, payable, and any benefits that have been or may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements have been made or entered into solely in consideration of, and any such payments are or may become payable solely for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and any such payments have not been and will not be calculated based on the number of Shares tendered or to be tendered in the Offer. The (A) adoption, approval, amendment or modification of each arrangement described above since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee of the Company Board or its independent directors.

4.20 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has (i) received any written notice or other communication of any alleged material claim, material violation of or material liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws or the Hazardous Substances related activities of the Company or its Subsidiaries. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there are no Hazardous Substances in, on, or under any properties owned, leased or used at any time by the Company or each of its Subsidiaries.

4.21 Taxes. Except as would not, individually or in the aggregate, result in a Material Adverse Effect on the Company, (a) the Company and each of its Subsidiaries have filed all U.S. federal, state, local and non-U.S. Tax Returns required to be filed by any of them, and such Tax Returns are true and correct and have been completed in accordance with applicable law; (b) the Company and each of its Subsidiaries have paid (or withheld and paid over to the appropriate Governmental Authority), or have reserved for the payment of in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports, all Taxes required to be paid (or withheld and paid over), whether or not shown on any Tax Returns; (c) no deficiencies for Taxes have been asserted, assessed, or proposed in writing against the Company or any of its Subsidiaries that have not been paid or reserved for in accordance with GAAP on the consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports; and (d) no audit or other examination of any Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

4.22 Employee Matters.

(a) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA); (iii) a “multiple employer plan” as defined in ERISA or the Code; or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code, except, in each case, which would not have a Material Adverse Effect on the Company.

(b) No Employee Plan provides post-retirement health insurance or life insurance benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Laws, except as would not be material to the Company.

(c) There is no Contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G of the Code, except as would not have a Material Adverse Effect on the Company.

(d) Except as disclosed in the Company SEC Reports, there is no Contract, agreement, plan, arrangement or other contract by which the Company or any of its Subsidiaries, is or any successor to the Company or any of its Subsidiaries, would be bound to compensate any current or former employee or consultant of the Company or any of its Affiliates for excise taxes paid pursuant to Section 4999 of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND PURCHASER

Except as disclosed in the Parent SEC Reports filed with the SEC prior to the date hereof (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) and only to the extent reasonably apparent therefrom, Parent and Purchaser hereby represent and warrant to the Company as follows:

5.1 Organization and Standing.

(a) Parent and Purchaser are each duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has the requisite corporate, limited liability or other power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets. Parent and Purchaser are not in violation of their respective certificate of incorporation, bylaws or other equivalent charter documents, as applicable.

(b) Each of Parent and Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The copies of the certificate of incorporation and bylaws of Parent that are filed as exhibits to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date hereof.

5.2 Corporate Approvals.

(a) Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their respective obligations hereunder, and, assuming the accuracy in all respects of the representations and warranties of the Company set forth in Section 4.4 and the compliance in all respects by the Company with the restrictions set forth in Section 6.2(b), the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no additional corporate or other actions or proceedings (including a vote of Parent’s stockholders) on the part of Parent or Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The Parent Board has determined that this Agreement is advisable and in the best interests of the stockholders of Parent and approved this Agreement and the transactions contemplated hereby. As of the date hereof, the Parent Board has not rescinded or modified in any way the foregoing determinations and actions. The board of directors of Purchaser unanimously determined that this Agreement is advisable and in the best interests of, the sole stockholder of Purchaser and approved this Agreement and the transactions contemplated hereby. As of the date hereof, the board of directors of Purchaser has not rescinded or modified in any way the foregoing determinations and actions.

5.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Purchaser of this Agreement, the consummation by Parent and Purchaser of the transactions contemplated hereby and the compliance by Parent and Purchaser with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation, bylaws or other equivalent constituent documents (as applicable) of Parent or Purchaser, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their properties or assets are bound, (iii) assuming compliance with the matters referred to in Section 5.3(b), violate or conflict with any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b) No consent of any Governmental Authority is required on the part of Parent, Purchaser or any of their Affiliates in connection with the execution, delivery and performance by Parent or Purchaser of this Agreement and the consummation by Parent or Purchaser of the transactions contemplated hereby, except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the rules and regulations of Nasdaq, (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with any applicable requirements of any applicable foreign antitrust, competition or merger control laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent and the Company to consummate the Merger.

5.4 Litigation; Orders. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened, against Parent, any of its Subsidiaries or any of their respective properties that would, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, reasonably be expected to prevent, materially impede or materially delay the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.

5.5 Ownership of Company Capital Stock. Prior to the date hereof, neither Parent nor Purchaser, alone or together with any other Person, was at any time during the last three (3) years an “interested shareholder” within the meaning of Section 203 of the DGCL.

5.6 Brokers. Except for Greenhill & Co., LLC, there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finders’ or other similar fee or commission in connection with the transactions contemplated by this Agreement whose fees will not be paid by Parent.

5.7 Financing. Parent has, and will have available to it upon the consummation of the Offer and the Merger, sufficient funds to consummate the transactions contemplated hereby, including payment in full of the aggregate consideration in respect of Shares purchased in the Offer and of the aggregate Merger Consideration.

ARTICLE VI

INTERIM CONDUCT OF BUSINESS

6.1 Affirmative Obligations of the Company. Except (a) as expressly contemplated or permitted by this Agreement, (b) as required by applicable Law, or (c) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Purchase Time and the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the ordinary course in all material respects in substantially the same manner as heretofore conducted and in material compliance with all applicable Laws and (ii) use commercially reasonable efforts, consistent with its past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

6.2 Negative Obligations of the Company. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law or the terms of any Employee Plan (copies of which have been provided to Parent), or (iii) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the Purchase Time and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for the issuance and sale of shares of Company Common Stock pursuant to Company Stock Awards outstanding prior to the date hereof;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except to the extent that such acquisition or redemption is pursuant to the terms of any Employee Plan (as then in effect) or any agreement subject to any such Employee Plan;

(d) other than dividends or distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, set any

record or payment dates for the payment of any dividends or distributions on capital stock, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(f) (i) incur or assume any long-term or short-term indebtedness for borrowed money or issue any debt securities, except for loans or advances to or from direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) except for advances made in the ordinary course of business consistent with past practice, make any loans or advances to employees of the Company or any of its Subsidiaries, (iv) acquire, or make any capital contributions to or investments in any other Person (other than direct or indirect wholly-owned Subsidiaries of the Company), by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), whether by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or (v) mortgage or pledge any of its or its Subsidiaries assets, tangible or intangible, or create or suffer to exist any Lien (other than Permitted Liens) thereupon;

(g) increase or decrease the compensation or fringe benefits of any employee or director of the Company or any of its Subsidiaries (except for normal increases of cash compensation in the ordinary course of business consistent with past practice) or pay any bonus or special remuneration (whether in cash, equity or otherwise) to any employee, consultant, independent contractor or director (other than bonuses made in the ordinary course of business consistent with past practice);

(h) forgive any Loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i) (i) acquire, lease (as lessee) or license (as licensee) any property or assets with a fair market value in excess of $1,000,000 in the aggregate per fiscal quarter, except transactions required pursuant to existing Contracts as in effect on the date hereof; or (ii) sell, lease (as lessor), license (as licensor) or dispose of any property or assets with a net book value in excess of $1,000,000 in any individual transaction, except (A) transactions required pursuant to existing Contracts as in effect on the date hereof or (B) transactions in the ordinary course of business consistent with past practice;

(j) except as may be required as a result of a change in applicable Laws or in GAAP, make any change in any of the accounting principles or practices used by it;

(k) (i) make or change any Tax election that, individually or in the aggregate, would be reasonably expected to adversely affect in any material respect the Tax liability of the Company or any of its Subsidiaries, (ii) change any material Tax accounting method, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability or (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(l) other than in the ordinary course of business consistent with past practice, (i) enter into, renew, extend or terminate (other the termination of a Material Contract pursuant to its terms as in effect as of the date hereof) any Material Contract (or any Contract that would have been a Material Contract if it had been in effect on the date hereof); or (ii) make any material amendment or change in any such Material Contract;

(m) enter into a Contract to do any of the foregoing or make any formal or informal arrangement or understanding, whether or not binding, with respect to any of the foregoing;

(n) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other liabilities that (i) are reflected or reserved against in full in the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) are covered by existing insurance policies, or (iii) otherwise do not involve the payment of money in excess of $500,000 in the aggregate, in each case where the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $500,000 in the aggregate above the amounts reflected or reserved in the Balance Sheet in respect of such Legal Proceeding) to be performed by the Company or its Subsidiaries following the Effective Time;

(o) grant any exclusive rights with respect to any Company Intellectual Property or divest any Company Intellectual Property;

(p) make any representations or issue any communications to any current or former employee, independent contractor or director that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent, any Subsidiary of the Parent, or the Surviving Corporation; or

(q) take any action which would (i) materially impair the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law or (ii) materially delay the consummation of the Offer or the Merger and the other transactions contemplated by this Agreement.

6.3 Negative Obligations of Parent. Except as approved in advance by the Company in writing, neither Parent nor any of its Subsidiaries shall, directly or indirectly, acquire or agree to acquire (whether by merger, consolidation, stock or asset purchase, tender or exchange offer, recapitalization, reorganization or any other form of transaction) any other Person if and to the extent that such transaction would reasonably be expected to (a) impair the ability of the parties hereto to consummate the Merger, or (b) delay the consummation of the Merger in any material respect.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the provisions set forth in this Agreement, each of Parent, Purchaser and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

(i) using its reasonable best efforts to cause the conditions to the Offer set forth in Annex A and the conditions to the Merger set forth in Article VIII to be satisfied or fulfilled;

(ii) using its reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals, and to provide all necessary notices, under Material Contracts so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement; provided, however, that in the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent;

(iii) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby;

(iv) executing and delivering any additional mutually acceptable instruments mutually deemed necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and

(v) assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this

Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries, (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and (C) delivering any additional mutually acceptable instruments mutually deemed required to be made, obtained or delivered to consummate the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 7.1 or elsewhere in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to (i) litigate or otherwise contest any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement or (ii) agree to any divesture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

7.2 Regulatory Filings.

(a) Without limiting the generality of the provisions of Section 7.1 and to the extent required by applicable Laws, as promptly as practicable following the execution and delivery of this Agreement, each of Parent and the Company shall make or submit all applications, notices, petitions and filings, file or submit all documentation, and use their respective reasonable best efforts to obtain as promptly as practicable all clearances, permits, consents, approvals and authorizations of all Governmental Authorities, in each case which are necessary or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and to comply with the terms and conditions of all such clearances, permits, consents, approvals and authorizations of all Governmental Authorities. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws and Orders, all the documentation and information relating to either party and any of its respective Subsidiaries, that appears in any application, notice, petition, filing and documentation made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose clearance, consent or approval is required to consummate the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any clearance, consent or approval required in order to consummate the transactions contemplated by this Agreement will not be obtained or that the receipt of any such clearance, consent or approval will be materially delayed or conditioned.

(b) Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making and submitting the applications, notices, petitions and filings contemplated by this Section 7.2, (ii) subject to applicable Laws and Orders, supply the other with any information that may be required in order to effectuate such applications, notices, petitions and filings, and (iii) supply any additional information that may be required or reasonably requested by any Governmental Authority in connection with such applications, notices, petitions and filings. Subject to applicable Laws and Orders, each party hereto shall (A) promptly inform the other party hereto of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, (B) permit the other party hereto the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any application, notice, petition or filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby, (C) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning the transactions contemplated hereby unless and until such party has consulted with the other party, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend such meeting or discussion, and (D) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated hereby. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

7.3 Anti-Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, and Parent, at the direction of the Parent Board, each shall use its reasonable best efforts to provide that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the provisions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

7.4 Proxy Statement; Amended Schedule TO; Schedule 14D-9.

(a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), as soon as practicable after the consummation of the Offer, Parent and the Company shall prepare, and the Company shall file with the SEC a letter to stockholders, notice of meeting, proxy statement and form of proxy, or information statement, as the case may be, that may be provided to stockholders of the

Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented from time to time, the “Proxy Statement”). Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Proxy Statement, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the consummation of the Offer, Parent and the Company shall cause the Proxy Statement to be disseminated to the stockholders of the Company.

(b) The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Parent and/or the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Proxy Statement, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Prior to mailing the Proxy Statement to stockholders (or filing or mailing any amendment thereof or supplement thereto), each of Parent and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c) The Schedule 14D–9 will not, at the time the Schedule 14D–9 is filed with the SEC and at any time prior to the Purchase Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company shall not be responsible under this Section 7.4(c) with respect to information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser expressly for inclusion in the Schedule 14D-9. The Schedule 14D–9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is mailed to the stockholders of the Company and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(d) None of the information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Schedule 14D-9 will, at the times such documents are filed with the SEC and when mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) None of the Amended Offer Documents will, at the times such documents are filed with the SEC and at any time prior to the Purchase Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent or Purchaser will not be responsible under this Section 7.4(d) with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion therein. The Amended Offer Documents will, at the time the Amended Offer Documents are filed with the SEC and, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(f) None of the information supplied by or on behalf of the Company for inclusion in the Amended Offer Documents will, at the time such documents are filed with the SEC, when mailed to stockholders and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act.

7.5 Company Stockholder Meeting.

(a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), the Company shall establish a record date for, call,

give notice of, convene, hold, and take a vote of stockholders on the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement in accordance with the DGCL (the “Merger Proposal”) at a meeting of the Company’s stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the consummation of the Offer (which shall be within forty five (45) days following the date on which the Proxy Statement is first disseminated to Company’s stockholders unless Parent shall otherwise consent to a different date). The Company shall use its reasonable best efforts to solicit proxies from the Company’s stockholders and, unless the Company Board has effected a Company Board Recommendation Change pursuant to and in accordance with the terms of Section 7.7, the Company Board shall use its reasonable best efforts to obtain the Requisite Merger Approval at the Company Stockholder Meeting or any postponement or adjournment thereof. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall submit the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement to the Company’s stockholders for adoption at the Company Stockholder Meeting, and the Company’s obligations under this Section 7.5 shall not be terminated, superseded, limited, modified or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Acquisition Transaction, or by any Company Board Recommendation Change (whether or not in compliance with the terms hereof). Parent and Purchaser each agree that at the Company Stockholder Meeting, all of the Shares acquired pursuant to the Offer and all other shares of Company Common Stock otherwise owned by Parent, Purchaser or their respective controlled affiliates will be voted in favor of the Merger. For the avoidance of doubt, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated in accordance with Section 9.1.

(b) Prior to the Purchase Time, the Company shall not establish a record date for, call, give notice of, convene or hold any meeting of the Company’s stockholders.

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting solely (i) for up to ten (10) Business Days, if the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to (A) give the Company’s stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company’s stockholders or otherwise made available to the Company’s stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change) or (B) to enable the additional time to solicit proxies from the Company’s stockholders or (ii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff.

7.6 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall cause each of their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the Purchase Time, the Company shall not, shall cause its Subsidiaries not to, and shall not authorize or permit any of its, any of its Subsidiaries or any of their respective Representatives to, directly or indirectly:

(i) solicit, initiate, facilitate or knowingly encourage or induce any inquiry with respect to, or the making, submission or announcement of, an Acquisition Proposal or an Acquisition Transaction;

(ii) subject to Section 7.6(c), furnish to any Person (other than Parent, Purchaser or any designees of Parent or Purchaser) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Purchaser or any designees of Parent or Purchaser), or take any other action, in each case in a manner that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal or an Acquisition Transaction;

(iii) subject to Section 7.6(c), participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or an Acquisition Transaction;

(iv) approve, endorse or recommend an Acquisition Proposal or an Acquisition Transaction;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Proposal or an Acquisition Transaction (other than a confidentiality agreement pursuant to and in accordance with Section 7.6(c));

(vi) terminate, amend or waive any material rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the material terms of) any confidentiality or “standstill” or other similar agreement between the Company or any of its Subsidiaries and any other Person;

(vii) (x) take any action to exempt any Person, other than Parent and Purchaser, from Section 203 of the DGCL or any other applicable anti-takeover Laws, or (y) other than as contemplated by this Agreement, redeem, amend or waive any of the Company Rights or amend, terminate or waive the Rights Agreement; or

(viii) agree with a third party to do any of the foregoing, or propose to third parties (including the Company’s stockholders) to do any of the foregoing, other than pursuant to Section 7.6(c), Section 7.7(b) or Section 9.1(h) in accordance with the terms thereof.

(c) Notwithstanding the foregoing terms of Section 7.6(b) or any other provision in this Agreement, at any time prior to the Purchase Time, the Company Board may,

directly or indirectly through its Representatives, (x) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) an unsolicited Acquisition Proposal in writing after the date hereof and/or (y) furnish or make available to any Person that has made (and not withdrawn) an unsolicited Acquisition Proposal in writing after the date hereof, any non-public information relating to the Company or any of its Subsidiaries; provided, however, that the Company may take any action contemplated by the foregoing clauses (x) or (y) if and only if all of the following conditions have been satisfied prior to taking such action:

(i) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action is reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under Delaware Law;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of this Section 7.6 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company shall have entered into a confidentiality agreement no less favorable in the aggregate to the Company than the Confidentiality Agreement with such Person;

(iv) the Company shall have given Parent at least forty-eight (48) hours prior written notice of (x) its intent to take any action permitted by this Section 7.6(c), (y) the identity of the Person(s) making the Acquisition Proposal forming the basis for taking the action permitted by this Section 7.6(c) and (z) all of the material terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, prior to taking any action with respect to such Person, the Company shall have given Parent a copy of such Acquisition Proposal); and

(v) prior to or contemporaneously with furnishing any non-public information to such Person, the Company shall have furnished or made available such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent).

(d) In addition to the obligations of the Company set forth in Section 7.6(c), the Company shall promptly, and in all cases within forty-eight (48) hours, advise Parent in writing of the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s, any of its Subsidiaries’ or any of their respective Representatives’ receipt thereof, the Company shall keep Parent reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry (including by giving Parent a copy of any materials provided by such Person if in written form).

(e) The Company shall provide Parent with at least forty-eight (48) hours prior written notice (or any shorter period of advance notice provided to members of the Company Board) of a meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction.

7.7 Company Board Recommendation.

(a) Subject to the terms of this Section 7.7, the Company Board shall recommend that the Company’s stockholders accept the Offer and adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement in accordance with the applicable provisions of the DGCL at the Company Stockholder Meeting (together, the “Company Board Recommendation”). Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the Company Board Recommendation or (y) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal or agreement pursuant to which an Acquisition Transaction would be consummated (any of the actions referred to in the preceding clauses (x) and (y) being a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change if it is accompanied by a statement of the Company Board expressly and publicly reaffirming the Company Board Recommendation issued or made in connection with such communication.

(b) Notwithstanding the foregoing terms of Section 7.7(a) but subject to Section 7.7(e), at any time prior to the Purchase Time, the Company Board may effect a Company Board Recommendation Change (and disclose to the Company’s stockholders that the Company Board has effected a Company Board Recommendation Change) if the conditions set forth below have been satisfied prior to effecting such Company Board Recommendation Change:

(i) the Company Board shall have received an Acquisition Proposal (which has not been withdrawn) in writing after the date hereof;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of Section 7.6 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company Board shall have given Parent prompt, and in all cases within forty-eight (48) hours of its receipt, written notice of the identity of the Person(s) making such Acquisition Proposal and all of the material terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, a copy of such Acquisition Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Acquisition Proposal in connection therewith) (it being agreed that in the event that there is any material revision to the terms of an Acquisition Proposal, including any revision in price, the Company shall promptly, and in any event within one (1) Business Day, notify Parent of any such material revision and provide copies of any material written documents provided by such Person(s), if in written form); and

(iv) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) in light of such Acquisition Proposal, the failure to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law.

(c) Notwithstanding the foregoing terms of Section 7.7(a) but subject to Section 7.7(e), at any time prior to Purchase Time, the Company Board may effect a Company Board Recommendation Change (and disclose to the Company’s stockholders that the Company Board has effected a Company Board Recommendation Change) for a reason unrelated to an Acquisition Proposal (it being agreed that any Company Board Recommendation Change proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 7.7(b)) if events, facts, developments, circumstances or occurrences that affect the business, assets or operations of the Company or its Subsidiaries that were not known by the Company as of the date hereof become known and as a result thereof the Company Board determines in good faith (after consultation with its financial advisor and its outside legal counsel) that the failure to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law.

(d) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that (i) any such statement or other disclosure shall be subject to the terms and conditions of this Agreement, including the provisions of Article IX, and (ii) any such statement or disclosure (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Company Board Recommendation Change unless it is accompanied by a statement of the Company Board expressly and publicly reaffirming the Company Board Recommendation issued or made in connection with such communication.

(e) Notwithstanding the foregoing terms of Section 7.7(b) or Section 7.7(c), no Company Board Recommendation Change may be made unless:

(i) the Company Board shall have first provided three (3) Business Days prior written notice to Parent that it is prepared to effect a Company Board Recommendation Change pursuant to Section 7.7(b) or Section 7.7(c), which notice shall specify the basis for such Company Board Recommendation Change;

(ii) prior to making such Company Board Recommendation Change, the Company and its Representatives, during such three (3) Business Day period, shall have (A) given Parent and its Representatives the opportunity to meet with the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto so that the Company Board shall no longer determine that the failure to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law and (B) permitted Parent and its Representatives to make one presentation to the Company Board (which may be by conference call or other remote communication) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any change to the material terms of such Acquisition Proposal (it being understood that any change in price or type of consideration shall be deemed to be a change of a material term) or such events, facts, developments, circumstances or occurrences, the Company Board shall deliver to Parent written notice thereof and shall comply with this Section 7.7(e) with respect to such new notice, except that if the only change is a change in price, then the notice period shall be two (2) Business Days (rather than the three (3) Business Days otherwise contemplated by this Section 7.7(e)); and

(iii) after the foregoing three (3) Business Day period and any extensions and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such period, the Company Board shall have again determined in good faith (after consultation with its financial advisor and its outside legal counsel), and after good faith consideration of all proposals by Parent, the failure to make such Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law.

7.8 Access; Notice and Consultation.

(a) Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access at reasonable times and during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would reasonably be likely to jeopardize any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information of the Company or any of its Subsidiaries; provided, however, that in such circumstances the parties shall use reasonable best efforts to make appropriate substitute disclosure arrangements that would not so jeopardize such privilege; provided, further, however, that nothing in this Section 7.8(a) or elsewhere in this Agreement shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 7.8(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Parent and the Company shall promptly notify the other upon obtaining Knowledge that any representation or warranty made by such party in this Agreement has become untrue or inaccurate, or that such party has breached or failed to comply with or satisfy in any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement, in each case, with respect to the Company, as would, individually or in the aggregate, reasonably be expected to cause the conditions set forth in Annex A to fail to be satisfied, and with respect to Parent and Purchaser, as would, individually or in the aggregate, reasonably be expected to give rise to a termination event as provided in Section 9.1(e).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall promptly advise Parent in writing of any litigation commenced after the date hereof against the Company or any of its directors or executive officers by any Company’s stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, and shall cause its Subsidiaries to, make available to Parent a copy of each annual and quarterly report on 10-K or 10-Q (as applicable), and each registration statement and other document, proposed to be filed by the Company with the SEC during such period a reasonable period of time prior to the filing of such reports or registration statements (and in any event, at least two (2) Business Days prior to the filing thereof with the SEC).

(e) Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.8 shall be deemed to amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice. Parent will hold, and will direct its Representatives to hold, any and all information received from the Company pursuant to this Section 7.8 as confidential in accordance with the Confidentiality Agreement as though such information constitutes “Evaluation Material” under the Confidentiality Agreement.

7.9 Reserved.

7.10 Public Disclosure. Except with regard to any press releases or public statements made or proposed to be made by the Company pursuant to Section 7.7, each of Parent and the Company shall consult with the other before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Parent or the Company may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of Nasdaq if such party first notifies and (if practicable) consults with the other regarding the timing and substance of such public announcement or statement.

7.11 Employee Matters.

(a) From and after the enrollment of Company employees in the employee benefit plans, programs and policies of Parent, Parent shall provide the Company employees with substantially similar types and levels of benefits as those provided to similarly situated employees of Parent. Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions reasonably necessary in furtherance of terminating such Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date. If, in accordance with this Section 7.11, Parent requests in writing that the Company not terminate any 401(k) Plan, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of any such 401(k) Plan by Parent, including by adopting such amendments as Parent may deem necessary or advisable in connection with such assumption; provided, however, Parent provides written notice to the Company of such actions (identifying each action) no later than three (3) Business Days prior to the Closing Date.

(b) From and after the Effective Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Company employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Company employees and their eligible dependents to the extent such Company employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (ii) provide each Company employee with credit for any deductibles paid under any Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Parent, the Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. The provisions of this Section 7.11(b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 7.11(b). Notwithstanding the foregoing, Parent shall continue to sponsor or maintain, as the case may be, the employee benefit plans programs or policies of the Company that provide health, dental, vision, accidental death or disability and life insurance coverage for the benefit of Company employees until such Company employees are enrolled in such employee benefit plans, programs or policies of Parent. Nothing contained in this Section 7.11 shall in any way alter the at-will employment of any employees of the Company or any of its Subsidiaries.

(c) Notwithstanding anything herein to the contrary, Parent shall, or shall cause the Surviving Corporation to, continue to honor all existing Contracts with directors, officers and employees that provide for severance benefits and that are either disclosed in the Company SEC Reports or set forth on Schedule 7.11(c)(A) attached hereto (the “Company Severance Arrangements”). In addition, for twelve (12) months following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, continue to maintain and honor the Company policies set forth on Schedule 7.11(c)(B) attached hereto (in accordance with the conditions, if any, set forth on Schedule 7.11(c)(B)).

(d) Except as specifically set forth in Section 3.8, Section 7.11(c) and Section 7.12 of this Agreement, the documents and instruments and other agreements among the parties discussed hereto are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, nor create any right, claim or remedy of any nature whatsoever, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, employee (including any Continuing Employee) or former employee, contractor or other entity, other than the parties hereto and their respective successors and permitted assigns, and shall not be construed as amending any employee benefit or compensation plan, agreement or arrangement of Parent, the Surviving Corporation the Company or any of their respective Affiliates.

7.12 Directors and Officers Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof and (ii) any and all agreements for indemnification, exculpation of liability and/or advancement of expenses in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation from liability and the advancement of expenses that are at least as favorable as the indemnification, exculpation from liability and advancement of expense provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law or Order.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officer’s liability insurance (“D&O Insurance”) in respect of acts or omissions occurring or existing at or prior to the Effective Time; provided, however, that Parent and the Surviving Corporation may, at their option, substitute policies of Parent, the Surviving Corporation or any of their respective Subsidiaries containing terms with respect to coverage and amounts no less favorable, in the aggregate, to the Indemnified Parties than the D&O Insurance. In satisfying their obligations under this Section 7.12(b),

Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”); provided, however, that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance, which Tail Policy shall (i) be on terms and conditions with respect to coverage and amounts no less favorable, in the aggregate, than the D&O Insurance, (ii) be for an amount not to exceed the Maximum Annual Premium and (iii) name Parent as a successor-in-interest of such Tail Policy; provided, however, that the Company must obtain Parent’s written consent to obtain a Tail Policy if (x) the premium exceeds two hundred fifty percent (250%) of the amount paid by the Company for coverage for its last fiscal year or (y) the terms and conditions of the Tail Policy with respect to coverage and amounts are more favorable, in the aggregate, than the D&O Insurance. In the event that the Company purchases the Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.12(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) If Parent, the Surviving Corporation, any Subsidiaries of the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation and/or any such Subsidiaries, as applicable, shall assume all of the obligations of Parent, the Surviving Corporation or its Subsidiaries, as applicable, under this Section 7.12.

(d) The obligations under this Section 7.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party or any other person who is a beneficiary under the D&O Insurance or the Tail Policy (and their heirs and representatives) without the prior written consent of such person. Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.12, with full rights of enforcement as if a party hereto. The rights of the Indemnified Parties and other persons who are beneficiaries under the D&O Insurance or the Tail Policy (and their heirs and representatives) under this Section 7.12 shall be in addition to, and not in substitution for, any other rights that such persons may have at the Effective Time under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Laws (whether at law or in equity).

7.13 Resignation of Officers and Directors of Company Subsidiaries. At or prior to the Closing, upon the request of Parent delivered to the Company at least ten (10) Business Days prior to the Closing, the Company shall use its reasonable best efforts to obtain the resignations of all directors and officers of its Subsidiaries, in each case to be effective as of the Effective Time.

7.14 Section 16 Resolutions. The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution prior to the Purchase Time providing that the receipt by Company Insiders of options to purchase Parent Common Stock upon assumption and conversion of the Company Stock Awards pursuant to the transactions contemplated by this Agreement is intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) promulgated under the Exchange Act) shall adopt a resolution prior to the Purchase Time providing that the disposition by Company Insiders of Company Common Stock or Company Stock Awards in exchange for cash, and the disposition of their Company Stock Awards which will be deemed to occur upon the assumption of those awards and their resulting conversion into awards to purchase Parent Common Stock, pursuant to the transactions contemplated hereby are also intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. For purposes of this Agreement, and the term “Company Insiders” shall mean those directors and officers of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

7.15 Approval of Compensation Actions. All compensatory and similar arrangements that the Company or any of its Subsidiaries may make or enter into prior to the Expiration Date, including any payments that may be or become payable, and any benefits that may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements, shall (a) be made or entered into in consideration of, or paid or granted as compensation for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and (b) shall not be in respect of or calculated based on the number of Shares tendered or to be tendered in the Offer. Moreover, the Company (acting through the Compensation Committee of the Company Board) shall take such steps as may be required so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions to such Rule and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act shall otherwise be applicable to such arrangement and any amendment or modification thereof as a result of the taking by the Company Board, the Compensation Committee of the Company Board or its independent directors prior to the Expiration Date of all necessary actions.

7.16 Obligations of Purchaser. Parent shall cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.17 Registration Statements for Assumed Company Stock Awards. Promptly following the Effective Time (and in any event within ten (10) Business Days), Parent shall file a registration statement under the Securities Act on Form S-8 (and use reasonable best efforts to maintain the effectiveness thereof) relating to the shares of Parent Common Stock issuable with respect to the Assumed Company Stock Awards, in each case to the extent eligible for registration on Form S-8, and shall use reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Company Stock Awards remain outstanding.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Laws) prior to the Closing, of each of the following conditions:

(a) Purchase of Shares. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

(b) Requisite Merger Approval. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), the Requisite Merger Approval shall have been obtained.

(c) Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement any Law that is in effect and has the effect of making the Merger illegal, or which has the effect of prohibiting or otherwise preventing the Merger, or (ii) issued or granted, or threatened to issue or grant, any Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the Merger.

(d) Governmental Actions. There shall not be pending, nor has any Governmental Authority notified Parent or the Company of its intent to commence, any suit, action or proceeding by any Governmental Authority of competent jurisdiction against Parent, Purchaser, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit the consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of the businesses or assets of the Company or any of its Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of the Company or any of its Subsidiaries.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be validly terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time only as follows (it being agreed (i) that this Agreement may not be terminated for any other reason or on any other basis and (ii) that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, if the Purchase Time has not occurred prior to 11:59 p.m. (California time) on December 31, 2012 (the “Termination Date”); provided, however, that, if the Offer Conditions set forth in Paragraph 2(a) or Paragraph 2(b) of Annex A have not been satisfied as of the Termination Date, but all other Offer Conditions set forth in Annex A would be satisfied if the Purchase Time were to occur on such date, then the Termination Date shall be extended to March 31, 2013, provided, further, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to take any action has been the cause of, or resulted in, any of the Offer Conditions having failed to be satisfied on or before the Termination Date, as applicable, or in the Purchase Time not occurring prior to the Termination Date, as applicable, in either case and if such action or failure to take action constituted a material breach of this Agreement;

(c) by either Parent or the Company, at any time prior to the Purchase Time, if any Governmental Authority of competent jurisdiction (i) shall have enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Merger any Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any state thereof, or (ii) shall have issued or granted any final, non-appealable Order that is in effect and has the effect of making the consummation of the Merger illegal in the United States or any state thereof, or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States or any state thereof;

(d) by either Parent or the Company, if the Offer shall have expired in accordance with its terms without the Purchase Time having occurred;

(e) by the Company, at any time prior to the Purchase Time, provided that the Company is not then in material breach of any covenant or agreement of the Company set forth in this Agreement, in the event (i) Parent or Purchaser shall not have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and Purchaser to be performed or complied with by them under this Agreement prior to the Purchase Time or (ii) (A) the representations and warranties of Parent and Purchaser set forth in Section 5.1(a) (Organization and Standing), Section 5.2 (Corporate Approvals) and Section 5.3(b) (Non-contravention; Required Consents) (the “Specified Parent Representations”) (1)

shall not have been true and correct as of the date of this Agreement or (2) shall not be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) or (B) the representations and warranties of Parent and Purchaser set forth in this Agreement (other than the Specified Parent Representations) (1) shall have been true and correct in all respects as of the date of this Agreement (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) without giving effect to any qualification as to “Material Adverse Effect”) and (2) shall be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) without giving effect to any qualification as to “Material Adverse Effect”, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Purchaser or such inaccuracies in the representations and warranties of Parent or Purchaser are curable by Parent or Purchaser through the exercise of commercially reasonable efforts within thirty (30) calendar days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the expiration of such thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if such breach or inaccuracy by Parent or Purchaser is cured within such thirty (30) calendar day period);

(f) by Parent, at any time prior to the Purchase Time, provided that Parent is not then in material breach of any covenant or agreement of Parent set forth in this Agreement, in the event of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that were such time a scheduled expiration of the Offer, the Offer Conditions set forth in Paragraph 2(d) or 2(e) of Annex A would not be satisfied; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts within thirty (30) calendar days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) until the expiration of such thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(f) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period);

(g) by Parent, at any time prior to the Purchase Time (whether or not the Requisite Merger Approval has been obtained), in the event that:

(i) the Company shall have breached or violated the terms of Section 7.6 (other than an inadvertent breach that does not result in an Acquisition Proposal), Section 7.5 or Section 7.7 in any material respect;

(ii) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change (whether or not in compliance with the terms of this Agreement);

(iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9;

(iv) a tender offer or exchange offer for Company Common Stock is commenced by a Person unaffiliated with Parent or Purchaser and (A) within the ten (10) business day period specified in Rule 14e-2 promulgated under the Exchange Act, the Company shall have failed to issue a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company’s stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer, or (B) at any time after the foregoing ten (10) business day period, the Company shall issue a press release or file a Schedule 14D-9, in any such case relating to such tender or exchange offer that fails to reaffirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer; or

(v) the Company Board shall fail to reaffirm (publicly, if requested by Parent) the Company Board Recommendation within five (5) Business Days following Parent’s request in writing that such recommendation be reaffirmed; or

(h) by the Company, at any time prior to the Purchase Time, if the following conditions are satisfied:

(i) the Company shall have received an Acquisition Proposal in writing after the date hereof and the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of Section 7.6 in connection with such Superior Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that, in light of such Superior Proposal, the failure to terminate this Agreement pursuant to this Section 9.1(h) is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law;

(iv) the Company Board shall have given Parent prompt written notice (1) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith) (it being agreed that in the event that there is any material revision to the terms of a Superior Proposal, including any revision in price, the Company shall promptly, and in any event within one (1) Business Day, notify Parent of any such material revision and provide copies of any material written documents provided by such Person(s), if in written form) and (2) that the Company Board intends to terminate this Agreement pursuant to this Section 9.1(h) in response to such Superior Proposal;

(v) during the three (3) Business Day period following such notice, the Company Board shall have (A) given Parent and its Representatives the opportunity to meet with the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto and (B) permitted Parent and its Representatives to make one presentation to the Company Board (which may be by conference call or other remote communication) regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); provided, however, that in the event of any change to the material terms of such Superior Proposal (it being understood that any change in price or type of consideration shall be deemed to be a change of a material term), the Company Board shall deliver to Parent a written notice thereof and shall comply with this Section 9.1(h) with respect to such new notice, except that if the only change is a change in price, then the notice period shall be two (2) Business Days (rather than the three (3) Business Days otherwise contemplated by this Section 9.1(h));

(vi) after the foregoing three (3) Business Day period and any extensions and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such period, (1) Parent shall not have made a proposal at least as favorable or more favorable to the Company’s stockholders as such Acquisition Proposal and (2) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal continues to constitute a Superior Proposal, and (B) in light of such Superior Proposal and after good faith consideration of all proposals by Parent, the failure to terminate this Agreement pursuant to this Section 9.1(h) is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law; and

(vii) concurrently with the termination of this Agreement pursuant to this Section 9.1(h) (and as a condition to the effectiveness of such termination), the Company (A) enters into a definitive agreement for the Superior Proposal referenced in this Section 9.1(h) and (B) pays the Termination Fee Amount to Parent as provided in Section 9.3(b)(ii).

9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any intentional breach of, or fraud in connection with, this Agreement.

9.3 Fees and Expenses.

(a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to Five Million Dollars ($5,000,000) (the “Termination Fee Amount”) by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the valid termination of this Agreement pursuant to Section 9.1(b), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (B) this Agreement is validly terminated pursuant to Section 9.1(b), and (C) within twelve (12) months following the valid termination of this Agreement pursuant to Section 9.1(b), either (1) an Acquisition Transaction (whether or not related to the Acquisition Proposal referenced in the preceding clause (A)) is consummated, or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction (whether or not related to the Acquisition Proposal referenced in the preceding clause (A)) and such Acquisition Transaction is consummated (whether or not within the preceding twelve (12) month period). The fee amount payable pursuant to this Section 9.3(b)(i) shall be paid within one (1) Business Day of the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C).

(ii) In the event that this Agreement is validly terminated pursuant to Section 9.1(g), the Company shall promptly (and in any event with two (2) Business Days) following such termination pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(iii) In the event that this Agreement is validly terminated pursuant to Section 9.1(h), as a condition to such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(c) Certain Definitions. Solely for purposes of this Section 9.3, the terms “Acquisition Proposal” and “Acquisition Transaction” shall have the same meaning as an “Acquisition Proposal” and “Acquisition Transaction”, respectively, except that all references therein to fifteen percent (15%) shall be deemed to be references to fifty percent (50%) and the reference therein to eighty five percent (85%) shall be deemed to be a reference to fifty percent (50%).

(d) Enforcement. Each of Parent and the Company acknowledges and hereby agrees that the provisions of this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner any amounts due and payable pursuant to Section 9.3, and, in order to obtain such payment, Parent shall make a claim against the Company and such claim results in a judgment against the Company, the Company shall pay to Parent an amount in cash equal to Parent’s costs and expenses (including its attorney’s fees and expenses) incurred in connection with such claim, together with interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee Amount on more than one occasion, whether or not the Termination Fee Amount may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages. Subject to Section 9.2, in the event that Parent shall receive the Termination Fee Amount, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

9.4 Amendment. Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Purchaser and the Company; provided, however, that in the event that this Agreement has been adopted by the Company’s stockholders in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of the Company’s stockholders under the DGCL without such approval; provided, further, however, that after the Purchase Time, no amendment may be made that decreases the Merger Consideration.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein,

(a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Purchaser set forth in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. The Confidentiality Agreement shall survive any termination of this Agreement, and subject to the proviso to Section 2.3 the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, by facsimile or by electronic mail (with a written or electronic confirmation of delivery), in each case to the intended recipient, at the following addresses, telecopy numbers or electronic mail address (or at such other address, telecopy numbers or electronic mail address for a party as shall be specified by like notice):

(a) if to Parent or Purchaser, to:

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

Attention: Brad W. Buss, Chief Financial Officer

Telecopy No.: (408) 943-4730

E-mail: bib@cypress.com

and

Cypress Semiconductor Corporation

198 Champion Court

San Jose, California 95134

Attention: Victoria Valenzuela, General Counsel

Telecopy No.: (408) 943-4730

E-mail: vtd@cypress.com

with copies (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Larry W. Sonsini and Bradley L. Finkelstein

Telecopy No.: (650) 493-6811

E-mail: lsonsini@wsgr.com and bfinkelstein@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation

1301 Avenue of the Americas, 40th Floor

New York, New York 10019

Attention: Selim Day

Telecopy No.: (212) 999-5899

E-mail: sday@wsgr.com

(b) if to the Company (prior to the Effective Time), to:

Ramtron International Corporation

1850 Ramtron Drive

Colorado Springs, Colorado 80921

Attention: Eric Balzer

Telecopy No.: (719) 481-9294

E-mail: eric.balzer@ramtron.com

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP

Four Embarcadero Center, Suite 3800

San Francisco, California 94111

Attention: Steve L. Camahort and Dana C.F. Kromm

Telecopy No.: (415) 616-1199

E-mail: steve.camahort@shearman.com and

dana.kromm@shearman.com

10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and any Exhibits, Annexes and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement. Each party hereto agrees that, except for the representations and warranties set forth in this Agreement, neither Parent or Purchaser, on the one hand, nor the Company, on the other hand, makes any representations or warranties, express or implied, as to the accuracy or completeness of any other information made (or made available) by itself or any of its Representatives with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery of disclosure to the other or the other’s Representatives of any documentation of any other information with respect to any one or more of the foregoing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall relieve any party hereto for liability arising out of fraud or intentional misrepresentation.

10.5 Third Party Beneficiaries. Except (a) as set forth in or contemplated by the provisions of Section 3.8, Section 7.11(c) and Section 7.12, (b) from and after the Purchase Time, the rights of holders of Shares validly tendered and not withdrawn pursuant to the Offer and accepted for payment by Purchaser pursuant to the Offer to receive the Offer Price pursuant to Article II and (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration set forth in Article III, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the requirement of having to post a bond.

10.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, (b) agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such party and (c) waives and covenants not to assert or plead any objection which such party might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

10.11 Counterparts. This Agreement may be executed in one or more counterparts (including by fax and .pdf), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

CYPRESS SEMICONDUCTOR CORPORATION

By:	/s/ Brad W. Buss
Name: Brad W. Buss
Title: Executive Vice President and Chief Financial Officer

RAIN ACQUISITION CORP.

By:	/s/ Brad W. Buss
Name: Brad W. Buss
Title: Secretary

RAMTRON INTERNATIONAL CORPORATION

By:	/s/ Eric A. Balzer
Name: Eric A. Balzer
Title: Chief Executive Officer

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the expiration of the initial offering period for the Offer, as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time (the “Expiration Date”):

(a) there shall have been validly tendered in the Offer (not including Shares tendered pursuant to procedures for guaranteed delivery) and not properly withdrawn that number of Shares which, together with the number of shares of Company Common Stock, if any, then owned beneficially by Parent, Purchaser or their controlled Affiliates, constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue pursuant to the exercise or conversion of any then-outstanding Company Stock Awards, but only to the extent that such Company Stock Awards are vested and exercisable or may become vested and exercisable prior to or within four (4) months of the Purchase Time), and excluding any Top-Up Shares and the Company Rights (the “Minimum Tender Condition”).

2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer if any of the following conditions exist and are continuing immediately prior to the Expiration Date:

(a) a Governmental Authority of competent jurisdiction shall have (i) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the transactions contemplated by this Agreement any Law that is in effect and has the effect of making the Offer or the Merger illegal, or which has the effect of prohibiting or otherwise preventing the Offer or the Merger, or (ii) issued or granted, or threatened to issue or grant, any Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Offer or the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

(b) there shall be pending, or any Governmental Authority shall have notified Parent or the Company of its intent to commence, any suit, action or proceeding by any Governmental Authority of competent jurisdiction against Parent, Purchaser, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of the businesses or assets of the Company or any of its Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of the Company or any of its Subsidiaries;

(c) a Material Adverse Effect on the Company shall have occurred following the execution and delivery of the Merger Agreement that is continuing;

(d) (i) the representations and warranties of the Company set forth in Section 4.4(a) and 4.4(c) (Capitalization) of the Merger Agreement (the “Company Capitalization Representation”) (A) shall not have been true and correct in all respects as of the date of this Agreement, or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date), other than inaccuracies that would not result in the payment of an aggregate value of consideration in the Offer plus Merger Consideration in the Merger that equals or exceeds 101% of the aggregate value of consideration in the Offer and Merger Consideration in the Merger otherwise payable in the Offer and the Merger in the absence of such breach or inaccuracy; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(i), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded;

(ii) all representations and warranties of the Company set forth in the Merger Agreement (other than the Company Capitalization Representation) which are qualified by “Material Adverse Effect”, and the representation and warranty set forth in Section 4.9, (A) shall not have been true and correct in all respects as of the date of the Merger Agreement or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct in all respects as of such date); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(ii), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded;

(iii) all representations and warranties of the Company set forth in the Merger Agreement (other than the Company Capitalization Representation) which are not qualified by “Material Adverse Effect” (A) shall not have been true and correct in all respects as of the date of the Merger Agreement or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date), except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(iii), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded; or

(e) the Company shall not have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under the Merger Agreement prior to any scheduled expiration of the Offer any scheduled expiration of the Offer.

The conditions set forth in Paragraphs 1 and 2 of this Annex A are for the benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.